Exhibit 99.1

Pactiv Posts Sales Increase of 15 Percent in Second Quarter

LAKE FOREST, Ill.--(BUSINESS WIRE)--For the quarter ended June 30, 2008, Pactiv Corporation (NYSE: PTV) today announced that income from continuing operations was $64 million, or $0.49 per share, compared with $69 million, or $0.52 per share, in 2007. Excluding a charge of $0.01 per share related to a restructuring program announced in January, second quarter earnings per share were $0.50. Sales rose 15 percent to $951 million from $828 million, primarily reflecting the inclusion of sales of Prairie Packaging, which was acquired in June 2007, as well as 3-percent favorable pricing.

“Our performance in the quarter was very good, particularly in an environment of rapidly escalating raw material costs and uncertain consumer demand. Having reached the one-year anniversary of the Prairie acquisition, we are on track with our growth and operational integration plans and have set the stage for additional progress in the second half and 2009. Our second price increase this year in the Foodservice/Food Packaging segment was effective in June, and we announced an additional price increase in that segment, as well as in our Consumer segment, that will be effective later in the third quarter to mitigate the expected impact of significantly higher resin costs,” said Richard L. Wambold, Pactiv’s chairman and chief executive officer.

Gross margin was 26.0 percent compared with 29.0 percent last year and even with the first quarter of 2008. The decline primarily reflected unfavorable spread (the difference between selling prices and raw material costs), as well as the negative impact of higher energy costs on logistics and operating expenses. Operating margin was 13.6 percent compared with 15.5 percent last year. Excluding the restructuring charge, operating margin was 13.8 percent.

Free cash flow in the quarter was a use of $8 million compared with a source of $29 million last year. The difference resulted from higher investment in new capacity and working capital, principally related to the expansion of cups and cutlery product lines.

For the six-month period, income from continuing operations was $99 million, or $0.75 per share, compared with $126 million, or $0.94 per share, last year. Excluding a charge of $0.08 per share related to the restructuring program announced in January, six-month earnings per share were $0.83. Sales of $1.76 billion rose 17 percent compared with $1.51 billion. Gross margin was 26.0 percent versus 29.6 percent. Operating margin was 11.8 percent compared with 15.3 percent last year. Excluding the restructuring charge, operating margin was 12.7 percent. Year-to-date free cash flow was a use of $6 million compared with a source of $47 million in 2007.

Business Segment Results

Hefty® Consumer Products

Second quarter sales rose 16 percent to $358 million from $308 million, reflecting 4-percent favorable pricing and a 12-percent volume increase. The volume growth primarily was the result of strong growth in tableware from the inclusion of acquisition sales, as well as good organic growth.

Operating income was $61 million compared with $58 million last year as higher volume and lower advertising and promotion expense offset unfavorable spread. Operating margin was 17.0 percent compared with 18.8 percent last year. Excluding the restructuring charge, second quarter operating income was $63 million and operating margin was 17.6 percent.

For the six-month period, sales of $648 million rose 17 percent from $555 million. Operating income was $91 million compared with $112 million last year. Operating margin was 14.0 percent versus 20.2 percent in 2007. Excluding the restructuring charge, six-month operating income was $98 million and operating margin was 15.1 percent.

Foodservice/Food Packaging

Second quarter sales of $593 million increased 14 percent from $520 million last year, reflecting 3-percent favorable pricing, 10-percent volume growth, and 1-percent favorable foreign exchange. The volume increase primarily was related to the inclusion of Prairie Packaging sales. Overall, the cup business is growing very well, while volume in other product lines is holding reasonably steady in a difficult economic environment.

Operating income was $68 million, even with last year, as higher volume and pricing was offset by higher raw material and energy costs. Operating margin was 11.5 percent compared with 13.1 percent in 2007.

For the six-month period, sales of $1.11 billion increased 17 percent from $950 million. Operating income was $115 million versus $118 million in 2007. Operating margin was 10.4 percent compared with 12.4 percent. Excluding the restructuring charge, six-month operating income was $123 million and operating margin was 11.1 percent.

Outlook

The outlook excludes restructuring charges. The third quarter EPS outlook is a range of $0.32 to $0.40, reflecting the potential impact of a multitude of announced resin cost increases in all types of resin as a result of higher energy costs. Pactiv has announced price increases to mitigate these higher costs; however, the price increases will not be fully effective until the fourth quarter. The full year EPS outlook has been lowered to a range of $1.58 to $1.74, from earlier guidance of $1.85 to $2.05, which did not anticipate resin cost increases above the April 2008 levels. The low end of the range assumes all the announced resin cost increases are implemented as scheduled by the resin suppliers. The high end of the range assumes a portion of the announced increases will not be implemented. The full year outlook includes non-cash pension income of $49 million pretax, $31 million after tax, or $0.23 per share.

Full year 2008 sales are expected to grow between 12 percent and 14 percent. SG&A expense is estimated to be between $280 million and $290 million, down from the previous estimate of $300 million to $310 million. The 2008 tax rate is expected to be 36.5 percent. Free cash flow for 2008 is anticipated to be in a range of $140 million to $160 million, down from the earlier outlook of $180 million to $215 million due to lower earnings and the impact of higher raw material costs on working capital. Depreciation and amortization expense is expected to be approximately $185 million, capital expenditures are estimated to be approximately $150 million, and the cash tax rate is estimated to be approximately 25 percent.

Other

This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the attached “Regulation G GAAP Reconciliations” or in the attached “Operating Results by Segment”.

Cautionary Statements

This press release includes certain “forward-looking statements” such as those in the Outlook section, as well as “we announced an additional price increase…..help mitigate the impact of significantly higher resin costs….”. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.

More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K at page 21 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

Company Information

Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2007 sales of $3.3 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.

Pactiv Corporation
Consolidated Statement of Income

(In millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Sales	$951	$828	$1,759	$1,505

Costs and expenses
Cost of sales (excluding depreciation and amortization)	704	588	1,302	1,059
Depreciation and amortization	46	39	92	75
Selling, general, and administrative	70	73	141	139
Other expense	-	-	-	1
Operating income before restructuring and other	131	128	224	231
Restructuring and other	2	-	16	-
Operating income	129	128	208	231
Other income/(expense)
Interest income	-	1	1	3
Interest expense, net of capitalized interest	(27)	(20)	(54)	(38)
Income before income taxes and minority interest	102	109	155	196
Income tax expense	38	39	56	69
Minority interest	-	1	-	1
Income from continuing operations	64	69	99	126

Discontinued operations, net of tax	(3)	1	(4)	1
Net income	$61	$70	$95	$127

Average common shares outstanding (diluted)	132.0	132.3	132.1	133.0

Earnings per share
Income from continuing operations before restructuring and other	$0.50	$0.52	$0.83	$0.94
Restructuring and other, net of tax	(0.01)	-	(0.08)	-
Income from continuing operations	0.49	0.52	0.75	0.94
Discontinued operations, net of tax	(0.03)	0.01	(0.03)	0.01
Net income	$0.46	$0.53	$0.72	$0.95

Gross margin (before deprec. & amort.)	26.0%	29.0%	26.0%	29.6%

Operating margin
Excluding restructuring and other	13.8%	15.5%	12.7%	15.3%
Restructuring & other	-0.2%	0.0%	-0.9%	0.0%
Including restructuring and other	13.6%	15.5%	11.8%	15.3%

Pactiv Corporation
Consolidated Statement of Financial Position

(In millions)

	June 30, 2008	December 31, 2007

Assets
Current assets
Cash and temporary cash investments	$53	$95
Accounts and notes receivable	358	273
Inventories	436	369
Other	57	60
Total current assets	904	797
Property, plant, and equipment, net	1,262	1,264
Other assets
Goodwill	1,134	1,123
Intangible assets, net	410	423
Other	232	158
Total other assets	1,776	1,704

Total assets	$3,942	$3,765

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$199	$162
Other	284	298
Total current liabilities	483	460
Long-term debt	1,555	1,574
Pension and postretirement benefits	153	147
Other liabilities	373	345
Minority interest	13	13
Shareholders' equity	1,365	1,226

Total liabilities and shareholders' equity	$3,942	$3,765

Pactiv Corporation
Consolidated Statement of Cash Flows

(In millions)

Six months ended June 30,	2008	2007

Operating activities
Net income	$95	$127
Less results from discontinued operations	(4)	1
Income from continuing operations	99	126
Adjustments to reconcile income from continuing operations to cash provided (used) by continuing operations
Depreciation and amortization	92	75
Deferred income taxes	19	10
Restructuring and other	11	-
Noncash pension income	(25)	(25)
Noncash compensation expense	9	4
Working capital	(130)	3
Other	(5)	6
Cash provided (used) by operating activities - continuing operations	70	199
Cash provided (used) by operating activities - discontinued operations	(6)	(6)
Cash provided (used) by operating activities	$64	$193

Investing activities
Expenditures for property, plant, and equipment	(86)	(52)
Net proceeds from sales of assets	-	1
Acquisitions of businesses and assets	-	(1,021)
Cash provided (used) by investing activities	$(86)	$(1,072)

Financing activities
Issuance of common stock	2	18
Purchase of common stock	(2)	(100)
Issuance of long-term debt	-	498
Retirement of long-term debt	-	(99)
Revolving credit facility borrowings	-	425
Revolving credit facility payments	(20)	-
Other	(2)	31
Cash provided (used) by financing activities	$(22)	$773

Effect of foreign-currency exchange rate changes on cash and temporary cash investments	2	1
Increase (decrease) in cash and temporary cash investments	(42)	(105)
Cash and temporary cash investments, January 1	95	181
Cash and temporary cash investments, June 30	$53	$76

Pactiv Corporation
Operating Results by Segment

(In millions)

		Foodservice/
	Consumer	Food Packaging	Other	Total
Three months ended June 30, 2008
Sales	$358	$593	$-	$951

Operating income (loss) before
restructuring and other	$63	$68	$-	$131
Restructuring and other	2	-	-	2
Operating income (loss)	$61	$68	$-	$129

Operating margin
Excluding restructuring and other	17.6%	11.5%		13.8%
Restructuring and other	-0.6%	0.0%		-0.2%
Including restructuring and other	17.0%	11.5%		13.6%

Three months ended June 30, 2007
Sales	$308	$520	$-	$828

Operating income (loss)	$58	$68	$2	$128

Operating margin	18.8%	13.1%		15.5%

Six months ended June 30, 2008
Sales	$648	$1,111	$-	$1,759

Operating income (loss) before
restructuring and other	$98	$123	$3	$224
Restructuring and other	7	8	1	16
Operating income (loss)	$91	$115	$2	$208

Operating margin
Excluding restructuring and other	15.1%	11.1%		12.7%
Restructuring and other	1.1%	0.7%		0.9%
Including restructuring and other	14.0%	10.4%		11.8%

Six months ended June 30, 2007
Sales	$555	$950	$-	$1,505

Operating income (loss)	$112	$118	$1	$231

Operating margin	20.2%	12.4%		15.3%

Pactiv Corporation
Regulation G GAAP Reconciliations

Income from Continuing Operations and Earnings per Share

(In millions, except per-share amounts)	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Income from continuing operations - GAAP basis	$64	$69	$99	$126

Adjustments (net of tax) to exclude:
Restructuring and other charges	1	-	10	-
Income from continuing operations excluding restructuring and other charges (a)	$65	$69	$109	$126

Average common shares outstanding (diluted)	132.0	132.3	132.1	133.0

Diluted earnings per share
EPS from continuing operations - GAAP basis	$0.49	$0.52	$0.75	$0.94

Adjustments (net of tax) to exclude:
Restructuring and other charges	0.01	-	0.08	-
EPS from continuing operations excluding restructuring and other charges (a)	$0.50	$0.52	$0.83	$0.94

Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
(In millions)	2008	2007	2008	2007
Cash flow provided by operating activities from continuing operations - GAAP basis	$41	$157	$70	$199
Capital expenditures - continuing operations	(39)	(28)	(86)	(52)
(Increase) decrease in asset securitization program	(10)	(100)	10	(100)
Free cash flow (b)	$(8)	$29	$(6)	$47

(a) In accordance with generally accepted accounting principles (GAAP), income from continuing operations and reported earnings per share include the after-tax impact of restructuring and other charges. The company's management believes that by adjusting income from continuing operations and reported earnings per share to exclude the effect of these infrequently occurring, non-operational items, the resulting income from operations and earnings per share present a more meaningful, operationally-oriented depiction of company performance. The company's management excludes these items from income from continuing operations and earnings per share when evaluating operating performance and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Pactiv Corporation
Regulation G GAAP Reconciliation
Outlook for 2008

	Three months ended		Twelve months ended
	September 30, 2008		December 31, 2008
Diluted earnings per share	Low estimate	High estimate	Low estimate	High estimate
EPS from continuing operations - GAAP basis	$0.34	$0.42	$1.52	$1.68
Adjustments (net of tax) to exclude:
Restructuring and other charges	(0.02)	(0.02)	0.06	0.06
EPS from continuing operations excluding restructuring and other charges (a)	$0.32	$0.40	$1.58	$1.74

	Twelve months ended
	December 31, 2008
(In millions)	Low estimate	High estimate
Cash flow provided by operating activities from continuing operations - GAAP basis	$280	$300
Capital expenditures - continuing operations	(150)	(150)
(Increase) decrease in asset securitization program	10	10
Free cash flow (b)	$140	$160

(a) In accordance with generally accepted accounting principles (GAAP), income from continuing operations and reported earnings per share include the after-tax impact of restructuring and other charges. The company's management believes that by adjusting income from continuing operations and reported earnings per share to exclude the effect of these infrequently occurring, non-operational items, the resulting income from operations and earnings per share present a more meaningful, operationally-oriented depiction of company performance. The company's management excludes these items from income from continuing operations and earnings per share when evaluating operating performance and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

CONTACT:
Pactiv Corporation
Investor Relations Contact:
Christine Hanneman
847-482-2429
channeman@pactiv.com
or
Media Relations Contact:
Lisa Foss
847-482-2704
lfoss@pactiv.com